March 2008 Pricing Sheet dated March 10, 2008 relating to Preliminary Terms No. 561 dated March 10, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 13, 2009
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – MARCH 10, 2008
Issuer:	Morgan Stanley
Maturity date:	March 13, 2009
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$100,000,000
Payment at maturity per Buffered PLUS:	▪ If the final share price is greater than the initial share price: $1,000 + leveraged upside payment, subject to the maximum payment at maturity
▪ If the final share price is less than or equal to the initial share price but has decreased by an amount less than or equal to the buffer amount of 10% from the initial share price: $1,000
▪ If the final share price is less than the initial share price and has decreased by an amount greater than the buffer amount of 10% from the initial share price:
($1,000 x share performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Initial share price:	$130.31
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	March 10, 2009, subject to postponement for certain market disruption events
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$1,319.60 (131.96% of the stated principal amount)
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Pricing date:	March 10, 2008
Original issue date:	March 14, 2008 (4 business days after the pricing date)
CUSIP:	61757J196
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered PLUS	$1,000	$1	$999
Total	$100,000,000	$100,000	$99,900,000

(1)	For additional information, see “Plan of Distribution” in the preliminary pricing supplement describing this offering.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THIS OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, THE LATTER TWO OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 561 dated March 10, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.